PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires a 73,300 Square Foot Medical Office Building
Located in Las Vegas, Nevada

Scottsdale, Arizona (October 15, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the purchase of an on-campus medical office building located in Las Vegas, Nevada for approximately $19,100,000.

The San Martin Medical Arts Pavilion (“Medical Arts Pavilion”) is an approximately 73,300 square foot multi-tenant medical office building that was completed in 2007 and is located on the San Martin Campus of St. Rose Dominican Hospital. The Medical Arts Pavilion is 95% leased with an average remaining lease term of approximately seven years and includes prominent tenants such as Catholic Healthcare West (“CHW”) and Nevada Cancer Centers. Established over 35 years ago, Nevada Cancer Centers was the first outpatient Hematology/Medical Oncology practice in southern Nevada and is one of the largest in the state. Nevada Cancer Centers provides full service medical oncology, hematology and radiation oncology outpatient services at four locations throughout the greater Las Vegas area.

The three-story, on-campus Medical Arts Pavilion is connected directly to St. Rose Dominican Hospital (“St. Rose”). St. Rose is a 147-bed acute care hospital that opened in 2006 to serve the growing needs of the southwest Las Vegas community. St. Rose has three hospitals and two Women’s Care Centers in Henderson and Las Vegas, Nevada and is a member of CHW. CHW is an A+ (Fitch) rated health system that operates 40 acute care hospitals and medical centers located in California, Nevada, and Arizona.

“This transaction is HTA’s first acquisition in Las Vegas, Nevada, and is consistent with our strategy of targeting stabilized medical office buildings in markets with demographics that have attractive long-term fundamentals,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is a significant opportunity to acquire an on-campus medical office building that is affiliated with a strong hospital and healthcare system.”

Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare related assets based on acquisition price, including 1.5 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 8.2 years.

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $344.5 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.5 million square feet. Since its formation in 2006, HTA has made 68 geographically diverse acquisitions valued at approximately $1.8 billion based on purchase price, which includes 208 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.9 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building acquired; the strength and financial condition of the tenants; uncertainties relating to the local economies of Las Vegas, Nevada; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.